Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference of our firm and to the use of information derived from our report effective December 31, 2012, dated January 28, 2013, in the Current Report on Form 8-K of Kosmos Energy Ltd. (the “Company”) and the prospectus supplement of the Company, each to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about February 11, 2013.  We also consent to the incorporation by reference of this information into the Company’s registration statement on Form S-3 (Registration No. 333-182280).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II
Thomas J. Tella II, P.E.
Senior Vice President

Dallas, Texas

February 11, 2013